MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Genesys Industries, Inc.

We hereby consent to the use of our report dated August 17, 2016 with respect to the financial statements of Genesys Industries, Inc. as of June 30, 2016 and for the period from December 9, 2014 (inception) through June 30, 2015 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the periods then ended to be included in the Company’s Form S-1 to be filed on or about August 30, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

August 30, 2016

/S/ Michael Gillespie & Associates, PLLC